EXHIBIT 99

ValueVision Announces Third Quarter Results
$185MM in Revenue and $0.8MM Adjusted EBITDA

MINNEAPOLIS, MN—November 19, 2007—ValueVision Media, Inc. (Nasdaq:VVTV) today announced financial results for the third quarter ended November 3, 2007.

Third Quarter Performance

ValueVision’s third quarter revenue was $184.8 million, matching revenue of the prior year. Third quarter EBITDA, as adjusted, was $0.8 million compared to an EBITDA, as adjusted, of $1.4 million in the same quarter last year. Net loss for the quarter was ($5.7) million compared to a net loss of ($3.1) million for the same quarter last year.

“Our results for the third quarter were certainly below our expectations, but there were several factors that were encouraging as we look more closely at the results,” said John D. Buck, interim Chief Executive Officer of ValueVision Media, Inc. “Although sales equaled last year’s quarter, the comparison was adversely affected by a change in our merchandise mix. High ticket LCD TV sales, which drove sales growth in 2006, were down significantly for the current quarter. In response, we shifted hours back into our more traditional categories of Gemstones, Watches, Apparel and Notebook Computers which performed strongly but did not totally offset the decrease in LCD TV sales. Our Internet business continues to deliver solid sales growth and our Internet video initiative continues to move forward with the launch of our second generation of ShopNBC.TV last week.”

Third Quarter Update

Internet Growth Continues. Sales on ShopNBC.com increased by 18% in the third quarter. Internet sales now represent 28% of total merchandise sales.

Broad Category Strength. Several of our categories showed significant growth over last year. Watches, Gemstones, Apparel and Notebook Computers all delivered double digit sales growth during the third quarter.

CEO Search In Progress. Spencer Stuart continues to move forward with their search for a permanent CEO for ValueVision Media.

Alvarez & Marsal Business Review Underway. In partnership with our senior management team, the consulting group of Alvarez and Marsal has initiated a business review focused on identifying revenue and cost savings opportunities. During the fourth quarter, they will complete their assessment and present their finding to the Board of Directors.

Stock Buyback Activity. During the third quarter we repurchased 1.1MM shares of stock with a remaining authorization of $14.3MM. Our balance sheet remains strong with $103 million in cash and no debt.

Added PayPal as Payment Option. We successfully launched PayPal as a new form of payment on ShopNBC.com.  Initial response indicates that this payment option will be popular with many of our existing customers. We also expect PayPal to help attract new customers to ShopNBC.com.

Financial Guidance

“Our outlook for the balance of the year remains unchanged and we are reaffirming our annual guidance of low single digit sales growth and adjusted EBITDA of $5MM-$10MM” continued Buck. “We are off to a strong start in the fourth quarter with an outstanding ‘All Star’ event last week that resulted in a significant increase over last year.”

Conference Call Information

Management has scheduled a conference call at 11:00 a.m. EDT/10:00 a.m. CDT on Tuesday, November 20, 2007 to discuss third quarter results.

To participate in the conference call, please dial 1-800-857-9866 (pass code: VALUEVISION) five to ten minutes prior to the call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-800-234-5713.

You may also participate via live audio stream by logging on to https://e-meetings.mci.com. To access the audio stream, please use conference number 5967117 with pass code ‘VALUE VISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA and EBITDA, as adjusted

The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring  restructuring costs; and non-cash stock option expense. Management has included the term EBITDA, as adjusted, in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.

About ValueVision Media, Inc

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com or www.shopnbc.tv.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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 SOURCE: ValueVision Media, Inc.

CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial Officer, 952-943-6262 or Amy Kahlow, Director of Communications, 952-943-6717.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	November 3,	February 3,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,755	$41,496
Short-term investments	82,039	29,798
Accounts receivable, net	105,344	117,169
Inventories	80,914	66,622
Prepaid expenses and other	5,009	5,360

Total current assets	294,061	260,445
Property and equipment, net	36,768	40,107
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	11,414	12,234
Cable distribution and marketing agreement, net	1,088	1,759
Other assets	738	5,492

	$376,012	$351,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,409	$57,196
Accrued liabilities	54,786	47,709
Deferred revenue	599	369

Total current liabilities	121,794	105,274
Other long-term obligations	-	2,553
Deferred revenue	2,295	1,699
Series A Redeemable Convertible Preferred Stock, $.01 par value, 5,339,500
shares authorized; 5,339,500 shares issued and outstanding	43,825	43,607
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares
authorized; 35,930,578 and 37,593,768 shares issued and
outstanding	359	376
Warrants to purchase 4,036,858 shares of common stock	22,972	22,972
Additional paid-in capital	273,566	287,541
Accumulated deficit	(88,799)	(112,042)

Total shareholders' equity	208,098	198,847

	$376,012	$351,980

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 3,	November 4,	November 3,	November 4,
	2007	2006	2007	2006
Net sales	$184,821	$184,886	$563,543	$550,592
Cost of sales	119,837	121,311	365,124	358,588
(exclusive of depreciation and amortization shown
below)
Operating expense:
Distribution and selling	59,126	55,069	179,619	165,470
General and administrative	5,423	7,476	19,128	21,339
Depreciation and amortization	4,734	5,777	15,581	16,527
Restructuring costs	1,061	-	3,104	-
CEO transition costs	2,096	-	2,096	-
Asset impairments and write offs	-	-	-	29

Total operating expense	72,440	68,322	219,528	203,365

Operating loss	(7,456)	(4,747)	(21,109)	(11,361)

Other income:
Other income (expense)	-	-	(119)	350
Interest income	1,728	990	4,543	2,951

Total other income	1728	990	4,424	3,301

Loss before income taxes and equity in net income of
affiliates	(5,728)	(3,757)	(16,685)	(8,060)
Gain on sale of RLM investment	-	-	40,240	-
Equity in income of affiliates	-	646	609	2,192
Income tax provision	-	(15)	(921)	(45)

Net income (loss)	(5,728)	(3,126)	23,243	(5,913)
Accretion of redeemable preferred stock	(73)	(73)	(218)	(217)

Net income (loss) available to common shareholders	$(5,801)	$(3,199)	$23,025	$(6,130)

Net income (loss) per common share	$(0.16)	$(0.09)	$0.54	$(0.16)

Net income (loss) per common share —assuming
dilution	$(0.16)	$(0.09)	$0.55	$(0.16)

Weighted average number of
common shares outstanding:
Basic	36,330,800	37,628,215	42,438,322	37,700,351

Diluted	36,330,800	37,628,215	42,458,720	37,700,351

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q3			YTD
	For the three months ending			For the nine months ending
	11/3/2007	11/4/2006	%	11/3/2007	11/4/2006	%

Program Distribution

Cable FTEs	41,726	39,854	5%	41,156	39,055	5%
Satellite FTEs	27,687	26,018	6%	27,421	25,691	7%

Total FTEs (Average 000s)	69,413	65,873	5%	68,577	64,746	6%

Net Sales per FTE (Annualized)	$10.46	$11.07	-6%	$10.77	$11.18	-4%

Active Customers - 12 month rolling	876,261	834,701	5%	n/a	n/a

% New Customers - 12 month rolling	52%	54%		n/a	n/a

% Retained - 12 month rolling	48%	46%		n/a	n/a

Customer Penetration - 12 month rolling	1.3%	1.3%		n/a	n/a

Product Mix

Jewelry	38%	35%		39%	40%
Watches, Apparel and Health & Beauty	26%	24%		25%	23%
Home & All Other	36%	41%		36%	37%

Shipped Units (000s)	1,069	1,098	-3%	3,350	3,648	-8%

Average Price Point — shipped units	$240	$225	7%	$233	$208	12%

*Includes ShopNBC TV and ShopNBC.com only.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of EBITDA, as adjusted, to Net Income (Loss):

			Nine-Month Period	Nine-Month Period
	Third Quarter	Third Quarter	Ended	Ended
	3-Nov-07	4-Nov-06	3-Nov-07	4-Nov-06
EBITDA, as adjusted (000’s)	$817	$1,422	$1,066	$6,333
Less:
Non-operating gains (losses) and
equity in income of RLM	—	646	40,730	2,542
Restructuring costs	(1,061)	—	(3,104)	(29)
CEO transition costs	(2,096)	—	(2,096)	—
Non-cash stock option expense	(382)	(392)	(1,394)	(1,138)

EBITDA (as defined) (a)	(2,722)	1,676	35,202	7,708
A reconciliation of EBITDA to net income (loss) is as follows:
EBITDA, as defined	(2,722)	1,676	35,202	7,708
Adjustments:
Depreciation and amortization	(4,734)	(5,777)	(15,581)	(16,527)
Interest income	1,728	990	4,543	2,951
Income taxes	—	(15)	(921)	(45)

Net income (loss)	$(5,728)	$(3,126)	$23,243	$(5,913)